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EXHIBIT 23(a)





                    CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (Registration No. 333-60741) of Sky Financial Group, Inc. (formerly known as Citizens Bancshares, Inc.) of our report dated October 9, 1998 on Sky Financial Group, Inc.'s supplemental consolidated balance sheets as of December 31, 1997 and 1996 and supplemental consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, which report is included in the Corporation's Current Report on Form 8-K dated October 15, 1998.




/s/ Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP


Columbus, Ohio
November 12, 1998